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                                    EXHIBIT 99.5


FOR IMMEDIATE RELEASE                   CONTACT:  Susan M. Crusoe
                                                  Senior Vice President,
                                                  Marketing
                                                  (312) 917-8877


                          HORIZON GROUP PROPERTIES REPORTS
                   CLASS ACTION LAWSUIT FILED AGAINST THE COMPANY

      Shareholder Lawsuit Filed In Response to Business Combination Proposal
                          From Prime Capital Holding, LLC

     (Chicago, Illinois - January 27, 1999) -- Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, announced today that on January 20, 1999, a purported shareholder of HGP filed a purported class action lawsuit in the Circuit Court of Cook County, Illinois against Horizon Group Properties, Inc., Prime Capital Holdings, LLC (PCH) and the Directors of HGP. The lawsuit claims, among other things, that HGP's Directors breached their fiduciary duties to HGP's shareholders in connection with a business combination proposal made by PCH.

     As previously announced on January 7, 1999, HGP received a proposal from PCH with respect to a business combination proposal pursuant to which PCH would contribute all of its assets to HGP in exchange for shares of HGP's common stock at a valuation of $7.00 per share.

     The Independent Directors of the Board of Directors of HGP have authorized a review of the proposed transaction as well as the selection and engagement of a financial advisor with respect to the transaction and to determine whether its terms are fair to HGP's shareholders. The Independent Directors have engaged BT Alex. Brown, Incorporated, to assist them in reviewing PCH's offer and in exploring other opportunities to enhance shareholder value. Horizon Group Properties, Inc. has not yet responded to PCH's proposal.

     The lawsuit requests that the transaction with PCH be enjoined, or, in the event that the transaction is consummated, that the transaction be rescinded and that damages be awarded to the purported class members.
Horizon Group Properties, Inc. believes that the lawsuit is without merit and intends to contest the lawsuit vigorously.

     Based in Chicago, Illinois, Horizon Group Properties, Inc. has 13 operating factory outlet centers and one power center in 11 states totaling more than 2.9 million square feet.

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SAFE HARBOR STATEMENT: THE STATEMENTS CONTAINED HEREIN WHICH ARE NOT
HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS BASED UPON ECONOMIC FORECASTS, BUDGETS, AND OTHER FACTORS WHICH, BY THEIR NATURE, INVOLVE KNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF HORIZON GROUP PROPERTIES, INC. TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS IMPLIED BY SUCH STATEMENTS. IN PARTICULAR, AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FOLLOWING: BUSINESS CONDITIONS AND THE GENERAL ECONOMY, COMPETITIVE FACTORS, INTEREST RATES AND OTHER RISKS INHERENT IN THE REAL
ESTATE BUSINESS.   FOR FURTHER INFORMATION ON FACTORS WHICH COULD IMPACT THE
COMPANY AND THE STATEMENTS CONTAINED HEREIN, REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.